Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy
Vice President, Investor Relations & Corporate Communications
(302) 498-6944

Incyte Cites Encouraging Clinical Data in Multiple Programs;
Announces Second Quarter 2007 Financial Results

Conference Call and Webcast Scheduled for 8:30 a.m. ET Today

WILMINGTON, DE — July 26, 2007 — Incyte Corporation (Nasdaq:INCY) today provided a review of the Company’s recent progress for its lead drug discovery and development programs in HIV, oncology, diabetes and inflammation and reported second quarter 2007 financial results.

Paul A. Friedman, Incyte’s President and Chief Executive Officer stated, “We’re seeing quite encouraging early clinical data in our lead programs including our CCR5 antagonist for HIV, our sheddase inhibitor for the treatment of solid tumors and our newly announced JAK inhibitor program for inflammation and certain cancers. We continue to expect top-line results from several Phase IIa proof-of-concept studies over the next several months which should provide further evidence of the potential value of our pipeline.”

Recent Accomplishments in Drug Discovery and Development

CCR5 Antagonist Program for HIV

For INCB9471, the lead CCR5 antagonist being developed as a once-a-day oral treatment for patients with human immunodeficiency virus (HIV) infections, the full results from a 14-day Phase IIa placebo-controlled trial were recently presented at the International AIDS Society meeting. These results demonstrated that the 200 mg once-daily dose of INCB9471 provided significant and prolonged reductions in viral load when used as monotherapy. The 19 patients receiving INCB9471 achieved a mean maximal viral load decline of 1.81 log10 at day 16. Consistent with the 60-hour half-life of INCB9471, viral load continued to be suppressed well beyond the 14-day dosing period, with a decline in mean viral load of 0.81 log10 still seen at day 28. INCB9471 was also safe and well tolerated with no clinically significant adverse events reported as compared to placebo.

To support the initiation of Phase IIb trials in HIV patients, we are currently evaluating additional doses of INCB9471 and conducting a number of required drug interaction studies.  We have recently completed discussions with the Food & Drug Administration (FDA) regarding our Phase IIb plans. While final approval of these plans will require

FDA’s review of the results of the aforementioned studies, we believe we have reached agreement with FDA on the design of the Phase IIb program, which will consist of two six-month dose-ranging studies in treatment-experienced patients.

Given the FDA’s request for review of the data from the ongoing studies, we plan to initiate the first Phase IIb trial, which will involve approximately 150 patients on ritonavir-containing regimens, in the first quarter of 2008 and the second trial, which will involve approximately 75 patients on regimens without ritonavir, in the second quarter of 2008. Provided these trials enroll as we expect and produce positive results, we remain on track to initiate our Phase III trials in the second half of 2009; one in treatment-experienced HIV patients and one in treatment-naïve HIV patients.

For INCB15050, our follow-on CCR5 antagonist that also has a half-life in man consistent with once-a-day dosing, the single-dose portion of a Phase I trial is complete; the multiple-dose portion is currently underway and scheduled to be completed in August.  Given the positive safety and efficacy results we have seen with INCB9471, we do not currently plan to advance INCB15050 beyond Phase I.

Sheddase Inhibitor for Oncology

For INCB7839, our sheddase inhibitor that is currently in a Phase Ib/IIa dose-escalation trial in treatment refractory patients, we have established the maximum tolerated dose (MTD) and plan to initiate two Phase II trials in breast cancer patients, with the first beginning in the fourth quarter of this year. Among the evaluable patients studied, while the number of HER2 positive breast cancer patients is limited, results in these patients have been especially encouraging, with the majority achieving stable disease. We have submitted data from this trial for presentation at the San Antonio Breast Cancer meeting in December.

At the current MTD, we have seen highly significant reductions in clinically relevant biomarkers including circulating HER-2 extracellular domain (ECD) levels.  ECD is produced by sheddase activity and elevated plasma ECD levels, which are seen in about half of HER-2 positive metastatic breast cancer patients, are associated with a poorer clinical prognosis.  Sheddase activity is also responsible for the release of the active forms of EGFR ligands and we have seen reductions in the circulating levels of the EGFR ligands TGFα, heregulin and amphiregulin, suggesting that INCB7839 is indeed inhibiting signaling through all four EGFR-family receptors.

The dose limiting toxicity we have seen is deep vein thrombosis (DVT).  Other than this risk, the compound has been extremely well tolerated with no other significant adverse events. Based on emerging clinical and preclinical data suggesting that the risk of DVTs can be reduced, we have amended the current Phase Ib/IIa protocol to provide for the enrollment of additional patients by introducing an interrupted dosing schedule and/or the unmonitored use of low dose anticoagulants. This study will therefore continue to explore higher doses while we move forward in parallel with our first phase II studies in breast cancer patients with dosing at the current MTD.

JAK Inhibitor Programs for Inflammation and Oncology

For our janus-associated kinase (JAK) inhibitor program, we have initiated a series of clinical trials for our lead compound, INCB18424, including a Phase Ib/IIa trial in patients with a myeloproliferative disorder (MPD) and a Phase I trial in healthy volunteers to support the development of INCB18424 as a treatment for rheumatoid arthritis and psoriasis.  We have obtained encouraging pharmacodynamic data in blood samples taken from healthy volunteers and MPD patients showing marked inhibition of the JAK pathway; in addition, we have seen improvements in signs and symptoms in the limited number of MPD patients studied to date. We expect to report proof-of-concept results for at least two of these indications later this year.

Our JAK inhibitor program includes potent, selective, orally bioavailable compounds from multiple distinct chemical scaffolds. Given the broad therapeutic potential of these compounds, we are currently progressing a second compound through IND-enabling trials.

11beta-HSD1 Inhibitor for Diabetes

For INCB13739, our lead inhibitor of 11beta-hydroxysteroid dehydrogenase type 1 (11beta-HSD1) for type 2 diabetes, a one-month Phase IIa placebo-controlled trial involving sixteen INCB13739-treated patients and eight placebo patients is ongoing with top-line results expected in the third quarter of this year.

The objective of this two-step insulin clamp study is to evaluate the impact of INCB13739 on hepatic and peripheral insulin sensitivity in type 2 diabetics.  Positive trends in insulin sensitization would support initiation of the planned three-month dose-ranging Phase IIb trial early in 2008.

We have also filed an Investigational New Drug Application (IND) for a follow-on compound, INCB20817.

CCR2 Antagonist Program for Inflammation

For our CCR2 program, we received a $3.0 million milestone payment from Pfizer for the commencement of a Phase I trial in May.

For our lead CCR2 antagonist, INCB8696, we plan to initiate development of this compound as a treatment for multiple sclerosis, beginning with a Phase I trial in healthy volunteers.

Drug Discovery Programs

We have several additional novel discovery programs underway; one in metabolic disease and two in cancer.  Provided the lead compounds from these programs successfully complete IND-enabling studies, we intend to start clinical trials later this year or early next year.

Second Quarter Financial Results

Cash Position

As of June 30, 2007, cash, short-term and long-term marketable securities totaled $289.8 million, compared to $329.8 million as of December 31, 2006.  During the six months ended June 30, 2007, Incyte used $43.0 million in cash and marketable securities, excluding a $3 million milestone payment received from Incyte's collaborative research and license agreement with Pfizer.

Cash use guidance of $88 to $95 million for 2007 remains unchanged. This guidance excludes the in-license or purchase of products, and any milestones received from our collaboration with Pfizer.

Revenues

Total revenues for the quarter ended June 30, 2007 were $10.6 million as compared to $6.9 million for the same period in 2006. Revenues for the six months ended June 30, 2007 were $18.0 million, as compared to $13.3 million for the same period in 2006. The increase was primarily the result of the $3 million milestone payment received from Pfizer. As a result, we are increasing our 2007 revenue guidance from a range of $22 to $25 million to a range of $29 to $31 million.

Net Loss

The net loss for the quarter ended June 30, 2007 was $18.4 million, or $0.22 per share, as compared to $20.5 million, or $0.24 per share, for the same period in 2006, which included a $1.3 million charge for the write-down of a strategic investment, and a $3.4 million charge related to the settlement of litigation.

The net loss for the six months ended June 30, 2007 was $40.6 million or $0.48 per share, as compared to $37.8 million or $0.45 per share, for the same period in 2006, which included a $5.5 million gain from the sale of a portion of a strategic investment.

Included in the net loss for the quarter and the six months ended June 30, 2007 was $2.6 million and $4.8 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $2.3 million and $4.6 million, respectively, for the same periods in 2006.

Operating Expenses

Research and development expenses for the quarter ended June 30, 2007 were $23.3 million as compared to $19.7 million for the same period last year. Research and development expenses for the six months ended June 30, 2007 were $47.2 million, as compared to $44.5 million for the same period last year. The increase in research and development expenses is due to the advancement of our development pipeline. We expect research and development expenses to vary from quarter to quarter, primarily due to our clinical development activities.

Included in the research and development expenses for the quarter and the six months ended June 30, 2007 was $1.8 million and $3.3 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $1.4 million and $2.9 million, respectively, for the same periods in 2006.

Selling, general and administrative expenses for the quarter and the six months ended June 30, 2007 were $3.5 million and $7.2 million, respectively, as compared to $3.4 million and $7.3 million, respectively, for the same periods in 2006.

Included in the selling, general and administrative expenses for the quarter and the six months ended June 30, 2007 was $0.8 million and $1.5 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $0.9 million and $1.7 million, respectively, for the same periods in 2006.

Interest Income (Expense)

Interest income for the quarter and the six months ended June 30, 2007 was $3.7 million and $7.8 million, respectively, as compared to $4.0 million and $7.3 million, respectively, for the same periods in 2006. Due to slightly higher yields in our investment portfolio, we are increasing our 2007 interest income guidance from $11 to $12 million to $12 to $14 million.

Interest expense for the quarter and the six months ended June 30, 2007 was $6.0 million and $11.9 million, respectively, as compared to $3.9 million and $7.8 million, respectively, for the same periods in 2006. Included in interest expense for the quarter and the six months ended June 30, 2007, was $2.0 million and $4.0 million, respectively, of non-cash charges to amortize the original issue discount of our 3 1/2% Convertible Senior Notes.

Conference Call Information

Incyte will host a conference call on Thursday, July 26, 2007 at 8:30 a.m. ET to discuss the news contained in this release.  The domestic dial-in number is 877-407-8037 and the international dial-in number is 201-689-8037.  The conference ID # is 247831.

If you are unable to participate, a replay of the conference call will be available for thirty days.  The replay dial-in number for the U.S. is 877-660-6853 and dial-in number for international callers is 201-612-7415.  To access the replay you will need the conference account number 278 and the ID number 247831.

The conference call will also be webcast live and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs to treat serious unmet medical needs. Incyte has a pipeline with programs in HIV, diabetes, oncology and inflammation. For additional information on Incyte, visit the Company's web site at www.incyte.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to expectations of top-line results from Phase IIa proof of concept studies that should provide further evidence of the potential value of Incyte’s pipeline, expectations regarding the design of the Phase IIb trials for INCB9471 and initiation and details of the Phase IIb and Phase III studies of INCB9471, including FDA’s agreement with the trial design, plans regarding the advancement of INCB15050 in clinical trials, expectations regarding the timing of top-line results from the one-month Phase IIa trial for INCB13739, expectations regarding the potential benefits from and initiation of a three-month Phase II trial for INCB13739, plans for initiation of Phase II trials for INCB7839 and the potential benefits of INCB7839, plans for the current Phase Ib/IIa trial of INCB7839 and the effects of emerging data on those plans, expectations regarding the potential for and timing of any proof-of-concept results for the new JAK inhibitor compounds, expectations regarding the initiation of development of INCB8696 as a treatment for multiple sclerosis, expectations regarding the advancement of lead compounds from additional novel discovery programs into clinical trials, and financial guidance about expected cash use, research and development expenses, revenue, and interest income are all forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development and clinical trials, the uncertainty with respect to further results from clinical trials, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, unanticipated delays, unanticipated cash requirements and the ability to raise additional capital, the ability to implement technological improvements, Incyte's ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the period ended March 31, 2007. Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Contract revenues	$8,933	$6,292	$15,007	$11,821
License and royalty revenues	1,643	563	2,991	1,499

Total revenues	10,576	6,855	17,998	13,320

Costs and expenses:
Research and development	23,301	19,724	47,207	44,481
Selling, general and administrative	3,535	3,421	7,227	7,297
Other expenses	(73)	2,890	34	3,091

Total costs and expenses	26,763	26,035	54,468	54,869

Loss from operations	(16,187)	(19,180)	(36,470)	(41,549)
Interest and other income, net	3,713	2,551	7,780	11,473
Interest expense	(5,965)	(3,891)	(11,896)	(7,750)
Net loss	$(18,439)	$(20,520)	$(40,586)	$(37,826)

Basic and diluted net loss per share	$(0.22)	$(0.24)	$(0.48)	$(0.45)

Shares used in computing basic and diluted net loss per share	84,136	83,786	84,060	83,706

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	June 30, 2007	December 31, 2006

Cash, cash equivalents, and short-term and long-term marketable securities	$289,805	$329,810
Total assets	308,798	353,603
Convertible senior notes	118,009	113,981
Convertible subordinated notes	257,324	257,122
Total stockholders’ deficit	(119,635)	(84,908)